Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Southern States Bancshares, Inc. of our report dated March 12, 2021, relating to our audit of the consolidated balance sheets of Southern States Bancshares, Inc. and subsidiary as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the two year period ended December 31, 2020 appearing in the registration statement on Form S-1 (No. 333-257915) of Southern States Bancshares, Inc. dated July 30, 2021 and the related prospectus.

/s/ Mauldin & Jenkins, LLC

Birmingham, Alabama

August 24, 2021